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                                                                     Exhibit 5.1
                [KUMMER KAEMPFER BONNER AND RENSHAW LETTERHEAD]




                                 June 13, 2002



HYSEQ, INC.
670 Almanor Avenue
Sunnyvale, California  94085

Ladies and Gentlemen:

         We have acted as special Nevada counsel for Hyseq, Inc., a Nevada corporation (the "Company"), in connection with the Registration Statement on Form S-3 ("Registration Statement") to be filed by the Company with the Securities and Exchange Commission covering the offer and sale of 6,948,454 shares of the Company's common stock, $0.001 par value per share ("Common Stock"), including (a) 3,741,932 shares of Common Stock to be sold by the selling stockholders named in the Registration Statement, (b) 1,031,447 shares of Common Stock that may be issued upon the exercise of Common Stock warrants, and (c) 2,175,075 shares of Common Stock issuable upon the exchange of a promissory note issued by the Company for an aggregate principal amount of $4,000,000, plus interest.

         In rendering this opinion, we have examined and relied on the following documents: (i) the Company's Articles of Incorporation, as amended, and Bylaws, as amended, (ii) the resolutions adopted by the Board of Directors of the Company on October 23, 2001, and March 29, 2002 (iii) the Registration Statement, and (iv) such other documents, legal opinions and precedents, corporate and other records of the Company, and certificates of public officials and officers of the Company that we have deemed necessary or appropriate to provide a basis for the opinion.

         Based upon and subject to the foregoing, in our opinion, the shares of Common Stock of the Company (i) which are being offered and sold by the selling stockholders of the Company pursuant to the Registration Statement, when sold by the selling stockholders in the manner contemplated by the Registration Statement, (ii) issuable upon exercise of the warrants upon payment of the consideration stated in such warrants, and (iii) issuable upon the exchange of a promissory note issued by the Company for an aggregate principal amount of $4,000,000, plus interest, in each case, will be legally issued, fully paid and non-assessable.

         We consent to the filing of this opinion as an Exhibit to the Registration Statement.

                                            Very truly yours,

                                            /s/ Kummer Kaempfer Bonner & Renshaw

                                            KUMMER KAEMPFER BONNER & RENSHAW